UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

QUEPASA CORPORATION

(Name of Issuer)

Common Stock

(Title of Class of Securities)

74833W206

(CUSIP Number)

May 4, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Fredric W. Levin IRA Rollover

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 135,767

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 135,767

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 135,767

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.1%

12.	Type of Reporting Person (See Instructions) EP

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Fredric W. Levin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 69,853

	6.	Shared Voting Power 988,412

	7.	Sole Dispositive Power 69,853

	8.	Shared Dispositive Power 988,412

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,058,265

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.6%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Wende A. Cohen

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 26,992

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 26,992

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,992

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Sefra A. Levin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 3,500

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 3,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Jesse A. Levin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 502

	6.	Shared Voting Power 2,500

	7.	Sole Dispositive Power 502

	8.	Shared Dispositive Power 2,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,002

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Wende Cohen Custodian for Sarah Jane Cohen UTMA

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 13,275

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 13,275

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,275

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Wende Cohen Custodian for Clayton Alexander Cohen UTMA

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 12,500

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 12,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Fredric Levin Trustee Kim E. Levin Trust

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 7,500

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 7,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fredric Levin Trustee Amy G. Levin Trust

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 2,460

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 2,460

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,460

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Martha J. Levin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 17,100

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 17,100

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 17,100

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fredric Levin Trustee Martha J. Levin Trust u/t/a dated 10/9/1987

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 4,000

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 4,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fredric Levin Trustee Martha J. Levin Trust u/t/a dated 7/10/1980

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 400

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 400

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 400

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Carla Strobel

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 2,500

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 2,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) John Brophy Custodian for Abygaele Evelyn Brophy UTMA

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 2,500

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 2,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) John Brophy Custodian for Catherine Mary Brophy UTMA

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 2,500

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 2,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fredric Levin Custodian for Henry Levin UTMA

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 1,500

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 1,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Puddy & Doggie, LLC 20-8519143

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 19,800

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 19,800

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 19,800

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) LLC

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Valcor Partners, LLC 20-3873083

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 19,400

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 19,400

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 19,400

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) LLC

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Amy L. Greenbaum

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 5,000

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 5,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Marilyn Kern

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 3,000

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 3,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Kenneth J. Bagan

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 53,000

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 5,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 0.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 74833W206

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Fredric Levin IRRA FBO Fredric W. Levin

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power None.

	6.	Shared Voting Power 701,218

	7.	Sole Dispositive Power None.

	8.	Shared Dispositive Power 701,218

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 701,218

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.7%

12.	Type of Reporting Person (See Instructions) EP

Item 1.
(a)	Name of Issuer: Quepasa Corporation

(b)	Address of Issuer’s Principal Executive Offices: 410 N. 44th Street Suite 450 Phoenix, Arizona 85008

Item 2.
(a)	Name of Person Filing See Cover Pages, Item 1. This Amendment No. 2 is being filed to reflect the holdings of the Reporting Persons as of May 4, 2007

(b)

Address of Principal Business Office or, if none, Residence:

All Reporting Persons (as defined below), except for the individuals reported below:
c/o Fredric W. Levin
16 S. Main Street #303
Norwalk, CT 06854

Carla Strobel
29 Blue Ribbon Drive
Westport, CT 06880

Jesse A Levin and/or Sefra A. Levin
30 Beachside Avenue
Westport, CT 06880

John Brophy (as custodian)
373 South River Road
Calverton, NY 11933

Marilyn Kern
225 Central Park West
Apt. 1501
New York, NY 10024

Kenneth Jay Bagan
c/o Medical Screening Devices
5727 West Howard Street
Niles, IL 20714

(c)	Citizenship See Cover Pages, Item 4.

(d)	Title of Class of Securities Common Stock (including securities which represent a right to acquire Common Stock pursuant to Rule 13d-2(d)(1))

(e)	CUSIP Number 74833W206

Item 3.	Statement filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c):
Not applicable

Item 4.	Ownership
See Cover Pages, Item 5 through 11.

Amounts shown as beneficially owned are as of May 4, 2007.  The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons (as defined below) are based upon 12,245,761 shares of Common Stock outstanding as of April 13, 2007, as reported by the Issuer in its Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2006.

The securities are held directly by the various parties listed on the cover pages (the “Reporting Persons”).  Fredric Levin shares voting and investment control over such securities (other than 502 shares held by Jesse Levin) and may be deemed to be the beneficial owner of such securities.  Jesse Levin owns 100% of the interests in Valcor Partners, LLC, but Fredric Levin is its manager and has voting and investment control over the shares held by it.  Sefra A. Levin owns 100% of the interests in Puddy & Doggie, LLC, but Fredric Levin is its manager and has voting and investment control over the shares held by it.

By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the securities of the Company. Each Reporting Person disclaims the existence of a “group” and disclaims beneficial ownership of all shares of Common Stock other than any shares reported herein as being owned by him, her or it, as the case may be.

Item 5.	Ownership of Five Percent or Less of a Class.
Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not Applicable.

Item 8.	Identification and Classification of Members of the Group.
See identities of Reporting Persons on cover pages. See disclaimer in Item 4.

Item 9.	Notice of Dissolution of Group.
Not Applicable.

Item 10.	Certifications.

By signing below each of the Reporting Persons certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

Each of the undersigned hereby agrees that this Amendment to Schedule 13G with respect to the shares of Common Stock of Quepasa Corporation has been filed on behalf of the undersigned.  After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such entity or individual is true, complete and correct.

Dated:  May 4, 2007

Fredric W. Levin IRA Rollover
Fredric W. Levin
Wende A. Cohen
Sefra A. Levin
Jesse A. Levin
Wende Cohen Custodian for Sarah Jane Cohen UTMA
Wende Cohen Custodian for Clayton Alexander Cohen UTMA
Fredric Levin Trustee Kim E. Levin Trust
Fredric Levin Trustee Amy G. Levin Trust
Martha J. Levin
Fredric Levin Trustee Martha J. Levin Trust u/t/a dated 10/9/1987
Fredric Levin Trustee Martha J. Levin Trust u/t/a dated 7/10/1980
Carla Strobel
Fredric Levin Custodian for Henry Levin UTMA
Puddy & Doggie, LLC
Valcor Partners, LLC
Amy L. Greenbaum
John Brophy Custodian for Catherine Mary Brophy UTMA
John Brophy Custodian for Abygaele Evelyn Brophy UTMA
Marilyn Kern
Kenneth Jay Bagan
Fredric W. Levin IRRA FBO Fredric W. Levin

By:
/s/ FREDRIC LEVIN
Fredric W. Levin,
Individually and as
Attorney-in-fact for the
above-listed Reporting Persons